Exhibit 99.1

BlackRock Kelso Capital Corporation Announces Board Action

New York, May 24, 2011—BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that its Board of Directors (the “Board”) has adopted a policy with respect to the second proposal found in the Company’s definitive proxy statement for its 2011 Annual Meeting (the "Proxy").

In its second proposal, the Company seeks the approval of the holders of its common stock so that it may, in one or more public or private offerings and with approval of the Board and subject to certain other conditions, sell or otherwise issue shares of its common stock at a price below its then current net asset value. If approved by stockholders, the authorization would be effective for a period expiring on the one-year anniversary of the date on which the stockholders approve the authorization.

The Board has adopted a policy that, if the second proposal found in the Proxy is approved by stockholders at the 2011 Annual Meeting, the Company shall not sell or otherwise issue more than 25% of the Company’s then outstanding shares of common stock (immediately prior to such sale or issuance) at a price below its then current net asset value per share.

If you have not yet voted or wish to change your vote on the second proposal found in the Proxy, we urge you to vote by phone or through the internet using the instructions provided on your proxy ballot.  You may also contact Georgeson Inc. at 800-790-6795 if you need assistance with voting.

About BlackRock Kelso Capital Corporation
BlackRock Kelso Capital Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Available Information
BlackRock Kelso Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com.